EXHIBIT 10.6

EXECUTION COPY

STOCKHOLDERS AGREEMENT

Dated as of
June 2, 2010

among

GXS GROUP, INC.
GLOBAL ACQUISITION LLC
CCG INVESTMENT FUND, L.P.

CCG ASSOCIATES – QP, LLC
CCG INVESTMENT FUND – AI, LP
CCG AV, LLC – SERIES A
CCG AV, LLC – SERIES C
CCG CI, LLC
CERBERUS INSTITUTIONAL PARTNERS (AMERICAS), L.P.
CERBERUS INSTITUTIONAL PARTNERS, L.P.

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

Section 1.1 Definitions	1
Section 1.2 Definitions Cross References	5
Section 1.3 General Interpretive Principles	6

ARTICLE II

GOVERNANCE

Section 2.1 Board of Directors	7
Section 2.2 Certain Fees	8
Section 2.3 Protective Provisions	8

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1 General Restrictions on Transfers	9
Section 3.2 Permitted Transfers	11
Section 3.3 Share Equivalent Restrictions on Transfers by Stockholders	11
Section 3.4 Tag-Along Rights	11
Section 3.5 Drag-Along Rights	13
Section 3.6 Right of First Offer	14

ARTICLE IV

RIGHT OF PARTICIPATION

Section 4.1 Right of Participation	16
Section 4.2 Excluded Transactions	19

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1 Further Assurances	20
Section 5.2 Freedom to Pursue Opportunities	20
Section 5.3 Legend on Share Certificates	20
Section 5.4 Information	21
Section 5.5 Registration Rights	22

i

ARTICLE VI

ADDITIONAL PARTIES

Section 6.1 Additional Parties	23

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification of Eligible Stockholders	23

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement	24
Section 8.2 Specific Performance	24
Section 8.3 Governing Law	24
Section 8.4 Submission to Jurisdiction	24
Section 8.5 Obligations	25
Section 8.6 Consent of the GAC Investors, the GGC Investors and the Cerberus Investors	25
Section 8.7 Amendment and Waiver.	25
Section 8.8 Binding Effect	26
Section 8.9 Termination	26
Section 8.10 Consent of Stockholders to Management Agreement	26
Section 8.11 Notices	26
Section 8.12 Severability	26
Section 8.13 Counterparts	27

REGISTRATION RIGHTS

ARTICLE I

Section 1.1 Certain Definitions	1
Section 1.2 Demand Registration	3
Section 1.3 Piggyback Registration	4
Section 1.4 Registrations on Form S-3	6
Section 1.5 Expenses of Registration	6
Section 1.6 Obligations of the Company	6
Section 1.7 Indemnification	10
Section 1.8 Information by Holder	12
Section 1.9 Transfer of Registration Rights	12
Section 1.10 Delay of Registration	12
Section 1.11 Limitations on Subsequent Registration Rights	13
Section 1.12 Rule 144 Reporting	13
Section 1.13 “Market Stand Off” Agreement	13

ii

Annex B        Joinder Agreement

Schedule I   Address and Contact Information of Stockholders
Schedule II   Prohibited Transferees
Schedule III   Initial Board Composition

iii

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is made as of June 2, 2010, by and among GXS Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and each of the following (hereinafter severally referred to as a “Stockholder” and collectively referred to as the “Stockholders”): (i) Global Acquisition LLC, a Delaware limited liability company (the “Initial FP Investor”); (ii) (a) CCG Investment Fund, L.P., a Delaware limited partnership, CCG Associates – QP, LLC, a Delaware limited liability company, CCG Investment Fund – AI, LP, a Delaware limited partnership, CCG AV, LLC – Series A, a Delaware limited liability company, CCG AV, LLC – Series C, a Delaware limited liability company, and CCG CI, LLC, a Delaware limited liability company (each, an “Initial GGC Investor” and collectively, the “Initial GGC Investors”); (iii) Cerberus Institutional Partners (Americas), L.P., a limited partnership and Cerberus Institutional Partners (Americas), L.P., a limited partnership (each, an “Initial Cerberus Investor” and collectively, the “Initial Cerberus Investors”) and (iv) any other Person who hereinafter becomes a party hereto.

WHEREAS, the Initial FP Investor, the Initial GGC Investors and the Initial Cerberus Investors will receive shares of the Series A Preferred Stock, par value $0.001 per share, of the Company (“Series A Preferred Stock”), and common stock, par value $0.001 per share, of the Company (“Common Stock”), pursuant to that certain merger agreement, dated as of December 7, 2009 (the “Merger Agreement”), among the Company, GXS Holdings, Inc. (“Greyhound”), Greyhound Merger Sub, Inc., Inovis International, Inc. (“Iris”) and Iris Merger Sub, Inc.; and

WHEREAS, the Stockholders and the Company desire to set forth certain rights and obligations of the Stockholders and Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, the Company, its Subsidiaries and the Company’s other controlled Affiliates shall not be considered Affiliates of any Stockholder.

“Agreement” means this Stockholders Agreement, as it may be amended, supplemented, restated or modified from time to time.

“Beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however that no Stockholder shall be deemed to beneficially own any securities of the Company held by any other Stockholder solely by virtue of the provisions of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in San Francisco, California.

“Cerberus” means the Cerberus Investors.

“Cerberus Investors” means the Initial Cerberus Investors and any of their Affiliates that hold Share Equivalents and have become parties to this Agreement pursuant to Article VI.

“Certificate of Designation” means the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock of the Company.

“Competitor” means (a) any of the “competitors” listed on Schedule II hereto, (b) any Person that is a director or officer of any Person set forth in the foregoing clause (a) and any private equity or similar fund that has a 20% or greater interest in a Person described in subclause (a) (excluding the parties hereto) and any other person listed on Schedule II hereto.

“Disproportionate Manner” means with respect to GGC or Cerberus, that either GGC or Cerberus is treated in the relevant transaction or with respect to any action being taken, in a disproportionately adverse manner than the GAC Investors.

“Eligible Stockholders” means (i) the GAC Investors and their Permitted Transferees, (ii) the GGC Investors and their Permitted Transferees and (iii) the Cerberus Investors and their Permitted Transferees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fair Market Value” means (i) with respect to cash consideration, the total amount of such cash consideration expressed in United States dollars (using, if necessary, an exchange rate reasonably chosen by the Board), (ii) with respect to non-cash consideration consisting of publicly-traded securities traded on a national securities exchange, the average daily closing sales price of such securities for the 20 consecutive trading days preceding the date the Fair Market Value of such securities is required to be determined hereunder (with the closing price for each day being the last reported sales price on such day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices on such day, in either case on the principal national securities exchange on which such securities are listed and admitted to trading, or if not quoted on a national securities exchange, the average of the closing bid and asked prices in the over-the-counter market during such 20 day period) and (iii) with respect to non-cash consideration not consisting of publicly-traded securities, such amount as is determined to be the fair market value of the non-cash consideration as of the date such Fair Market Value is required to be determined hereunder as determined in good faith by the Board.

“FP” means the GAC Investors.

“GAC Investors” means the Initial FP Investor that holds Share Equivalents and any of its Permitted Transferees that hold Share Equivalents and have become parties to this Agreement pursuant to Article VI.

“GGC” means the GGC Investors.

“ GGC Investors” means the Initial GGC Investors and any of their Permitted Transferees that hold Share Equivalents and have become parties to this Agreement pursuant to Article VI.

“Initial Public Offering” means the consummation of the first underwritten public offering of the Common Stock pursuant to an effective registration statement under the Securities Act.

“Management Agreement” means the Management Agreement, dated as the date hereof, by and between the Company and Francisco Partners Management, LLC, as may be amended from time to time.

“Non-FP Stockholders” means each of the Stockholders other than the GAC Investors.

“Participation Portion” means, for each Participating Stockholder, the product of (i) the total number of Participation Shares proposed to be issued by the Company (or any Subsidiary of the Company, as applicable) in the Post-Closing Issuance as set forth in the Participation Notice, and (ii) a fraction, the numerator of which is the aggregate number of Share Equivalents owned by such Participating Stockholder as of the date of the relevant Participation Notice and the denominator of which is the total number of outstanding Share Equivalents owned by all Participating Stockholders who have sent an acceptance offer to the Company pursuant to Section 4.1(b)(i).

“Participation Shares” means the number of Share Equivalents or other equity securities proposed to be sold by the Company (or, in the case of any issuance of equity Securities by a Subsidiary of the Company to any Person other than the Company or a direct or indirect Subsidiary of the Company, such Subsidiary) in the Post-Closing Issuance.

“Permitted Transferee” means an Affiliate of a Stockholder and:

(a)  in the case of any Stockholder who is an individual, (i) such Stockholder, (ii) the spouse, parent, sibling or descendants of such Stockholder, (iii) all trusts for the benefit of such Stockholder and/or his spouse and/or immediate descendants, and (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing;

(b)   in the case of any Stockholder that is a partnership, (i) such Stockholder, (ii) its limited, special and general partners, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets and (iv) parallel or related managed funds controlled by the general partner of such Stockholder; and

(c)  in the case of any Stockholder which is a corporation or a limited liability company any Person to which such Stockholder shall Transfer all or substantially all of its assets;

provided that in the case of (a), (b) and (c), any such transferee is not a Competitor of the Company.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Pro Rata Fee Portion” means for each of Cerberus, GGC and FP, a fraction, the numerator of which is the Sharing Factor for Cerberus, GGC or FP, respectively, at the time of determination and the denominator of which is the sum of the Sharing Factors for Cerberus, GGC and FP.

“Qualified Public Offering” means an underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act with aggregate net proceeds (after expenses and underwriting commissions and discounts) of at least $75,000,000; provided, that, following such offering the Common Stock is listed on a United States national securities exchange or automated securities quotation system.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Share” means any share of Common Stock.

“Share Equivalents” means (i) Shares and (ii) the number of Shares issuable, on any such date of determination, upon exercise, conversion or exchange of any security (including, without limitation, any option, warrant, right or debt instrument) that is exercisable for, convertible into or exchangeable for Shares, including the Series A Preferred Stock.

“Sharing Factor” means for (a) Cerberus, an amount equal to the product of (x) 14.15% times (y) a fraction, the numerator of which is the aggregate number of Share Equivalents owned by Cerberus at the time of determination (excluding any Share Equivalents acquired from any Person who was a stockholder of Iris prior to the consummation of the Merger Agreement other than GGC) and the denominator of which is the number of Share Equivalents owned by the Initial Cerberus Investors as of the date hereof, (b) GGC, an amount equal to the product of (x) 14.15% times (y) a fraction, the numerator of which is the aggregate number of Share Equivalents owned by GGC at the time of determination (excluding any Share Equivalents acquired from any Person who was a stockholder of Iris prior to the consummation of the Merger Agreement other than Cerberus) and the denominator of which is the number of Share Equivalents owned by the Initial GGC Investors as of the date hereof and (c) FP, an amount equal to the product of (x) 71.7% times (y) a fraction, the numerator of which is the aggregate number of Share Equivalents owned by FP at the time of determination (excluding any Share Equivalents acquired from any Person who was a stockholder of Greyhound prior to the consummation of the Merger Agreement) and the denominator of which is the number of Share Equivalents owned by the Initial FP Investor as of the date hereof.

“Stockholders” means each of the Stockholders specified in the preamble and each additional Person who becomes a party to this Agreement pursuant to Article VI hereof as a stockholder of the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing
(A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

“Voting Securities” means (a) the Shares and (b) any other securities (including, without limitation, the Series A Preferred Stock) that by their terms, vote on the election of directors of the Company generally.

Section 1.2   Definitions Cross References.

Terms	Section
Acceptance Notice	3.6(b)
Accepting Party	3.6(d)
Cerberus Designated Director	2.1(b)(i)(B)
Common Stock	Recitals
Company	Preamble
Debt Issuance	4.3
Drag-Along Notice	3.5(a)
Drag-Along Sale	3.5(a)
Eligible Participant	4.1(a)
Eligible Stockholder	3.4(a)
Eligible Stockholders Notice	3.6(c)
Follow-On Offer Period	3.6(c)
FP Designated Directors	2.1(b)(i)(C)
GGC Designated Director	2.1(b)(i)(A)
Indemnified Liabilities	7.1(a)
Indemnitees	7.1(a)
Initial Cerberus Investor	Preamble
Initial GGC Investor	Preamble

Terms	Section
Initial FP Investor	Preamble
Merger Agreement	Recitals
Offer	3.6(a)
Offer Notice	3.6(a)
Offer Period	3.6(b)
Offer Price	3.6(a)
Other Stockholder	3.4(a)
Participating Stockholder	4.1(b)(i)
Participation Closing	4.1(d)
Participation Notice	4.1(a)
Post-Closing Issuance	4.1(a)
Pro Rata Portion	3.4(b)
Prospective Subscriber	4.1(a)(i)
Sale Offer	3.5(a)
Selling Stockholder	3.4(a)
Series A Preferred Stock	Recitals
Stockholder Representations	3.4(b)
Subscription Agreements	Recitals
Tag-Along Deadline	3.4(c)
Tag-Along Purchaser	3.4(a)
Tag-Along Sale	3.4(a)
Transfer	3.1(a)
Transfer Consideration	3.6(b)
Transfer Notice	3.4(a)
Transfer Period	3.6(f)
Transfer Securities	3.6(a)

Section 1.3   General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Company shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II
GOVERNANCE

Section 2.1   Board of Directors.

(a)  Board Size. The Board shall consist of nine or fewer directors.

(b)  Board Representation.

(i) From the date hereof and until the consummation of an Initial Public Offering, each Stockholder agrees that it will vote, or execute a written consent in lieu thereof with respect to, all of the Voting Securities beneficially owned or held of record by it, or cause all of the Voting Securities beneficially owned by it to be voted, or cause a written consent in lieu thereof to be executed, to elect and, during such period, to continue in office a Board consisting solely of the following (subject to the other provisions of this Section 2.1):

(A)  subject to Section 2.1(b)(ii)(a), one designee of the GGC Investors (“GGC Designated Director”);

(B)  subject to Section 2.1(b)(ii)(b), one designee of the Cerberus Investors (“Cerberus Designated Director”); and

(C)  the designees of FP with respect to all remaining members of the Board (collectively, the “FP Designated Directors”).

Schedule III hereto sets forth the initial composition of the Board and initial FP Designated Directors, GGC Designated Director and the Cerberus Designated Director.

(ii) (a) If, at any time, the GGC Investors no longer beneficially own, in the aggregate, at least fifty percent (50%) of the number of Share Equivalents owned by the Initial GGC Investor as of the date hereof, then the director designation right of the GGC Investors pursuant to Section 2.1(b)(i)(A) shall permanently lapse and be zero.

  (b) If, at any time, the Cerberus Investors no longer beneficially own, in the aggregate, at least fifty percent (50%) of the number of Share Equivalents owned by the Initial Cerberus Investor as of the date hereof, then the director designation right of the Cerberus Investors pursuant to Section 2.1(b)(i)(B) shall permanently lapse and be zero.

(iii) In the event that the GGC Investors determine to remove the GGC Designated Director, the Cerberus Investors determine to remove the Cerberus Designated Director or FP determines to remove an FP Designated Director, each of the Stockholders and its Board designees will take any action that may be required in order to effect such removal and the appointment of a successor GGC Designated Director, Cerberus Designated Director or FP Designated Director, as applicable. In the event that the director designation right of GGC or Cerberus is reduced pursuant to Section 2.1(b)(ii), unless the GAC Investors otherwise agree in writing, GGC or

Cerberus, as applicable, shall cause its director designee to resign promptly from the Board.

Section 2.2 Certain Fees. The Company agrees the GGC Investors (or any of their Affiliates designated from time to time to be the recipient of the fees described in this Section 2.2) and the Cerberus Investors (or any of their Affiliates designated from time to time to be the recipient of the fees described in this Section 2.2) shall be entitled to receive (as and when a corresponding payment is made to the GAC Investors or any of their Affiliates, including without limitation, pursuant to that certain Management Agreement dated as of the date hereof between the Company and Francisco Partners Management, LLC, as the same may be amended, restated or otherwise modified from time to time) a cash payment equal to the Pro Rata Fee Portion of the amount of any advisory, transaction or other fees of any kind or nature whatsoever (excluding, for the avoidance of doubt, any transaction fees paid to the GAC Investors or any of their Affiliates upon the consummation of the Merger Agreement) paid by the Company or any of its Subsidiaries to the GAC Investors or any of their Affiliates. For the avoidance of doubt, the GAC Investors and its Affiliates shall be permitted to waive or forgive payment of any fees for any period in their sole discretion, and such waiver shall be binding on the Cerberus Investors and their Permitted Transferees (and any of their Affiliates designated from time to time to be the recipient of the fees described in this Section 2.2) and the GGC Investors and their Permitted Transferees (and any of their Affiliates designated from time to time to be the recipient of the fees described in this Section 2.2). The Company shall also reimburse the GGC Investors and the Cerberus Investors and their respective Affiliates for their reasonable out -of-pocket expenses incurred in connection with the provision of services to the Company and its Subsidiaries similar in nature to those to be provided by Francisco Partners Management, LLC; provided, however, that Parent and its Subsidiaries shall only be obligated to reimburse up to an aggregate of $25,000 of expenses of each of the GGC Investors and their Affiliates, on the one hand, and the Cerberus Investors and their Affiliates, on the other hand, per annum, unless (a) such party obtains the consent of the Company (which may be provided by email) or (b) the services in question are requested by the Company or its Subsidiaries.

Section 2.3   Protective Provisions

(a) The Company shall not, and shall not permit any of its Subsidiaries to, in any case without the affirmative vote or written consent of either the GGC Investors or the Cerberus Investors, to: (i) enter into or permit to exist any transaction or contract with any GAC Investor or any Affiliate of any GAC Investor (excluding the Management Agreement, the contracts and arrangements provided for herein and ordinary course commercial transactions between portfolio companies of such Affiliates and the Company and its Subsidiaries on terms and conditions that are no less favorable, taken as a whole, to the Company or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate of a GAC Investor), (ii) during the 24 month period following the date hereof, authorize or issue Shares or Share Equivalents to directors, officers and employees of the Company and it Subsidiaries in excess of a number of Share Equivalents that would represent (after the issuance thereof) 7% of the Company’s Share Equivalents immediately after consummation of the Merger Agreement (excluding shares of Share Equivalents outstanding on the date hereof or with respect to options and similar securities assumed by the Company under the Merger Agreement) (provided that the purchase or exercise price of such Shares or Share Equivalents is not lower than the Conversion

Price (as defined in the Certificate of Designation)); (iii) pay any compensation (excluding reimbursement of travel and lodging expenses incurred to attend board or committee meetings) to directors, in their capacity as such, provided, that the Company shall consult with the GGC Investors and the Cerberus Investors with respect to any compensation of “independent directors” (as defined in Rule 5605(a)(2) of the Nasdaq Stock Market) who are not Affiliates of the GAC Investors, the GGC Investors or the Cerberus Investors, but for the avoidance of doubt, no consent from either the GGC Investors or the Cerberus Investors shall be required with respect to the compensation of such “independent directors”; (iv) make any material change in accounting methods, except as is required by law or the Company’s independent accountants or Generally Accepted Accounting Principles or (v) voluntarily change its accounting firm to a non-big four accounting firm.

(b) The Company shall not, and shall not permit any of its Subsidiaries to, in any case without the affirmative vote or written consent of each of the GGC Investors and the Cerberus Investors in the case of clause (i), (v) and (vi), and the GGC Investors and the Cerberus Investors to the extent that GGC or Cerberus is affected in a Disproportionate Manner by the items set out in clauses (ii) through (iv), (i) increase the number of directors on the Board above nine; (ii) amend, waive or modify the Company’s Certificate of Incorporation, bylaws or other constituent documents of the Company, if any, by merger or otherwise; (iii) engage in a merger, consolidation, liquidation, reorganization, share redemption or similar transaction; (iv) settle or compromise any material tax item in an examination, audit or other proceeding unless required by law; (v) impose additional restrictions on the transfer of Shares unless required by law; or (vi) exercise its rights under Section 3.6 to purchase any Transfer Securities if the Selling Stockholder(s) includes any of the GAC Investors.

(c) If, at any time, the GGC Investors no longer beneficially own, in the aggregate, at least twenty-five percent (25%) of the number of Share Equivalents owned by the Initial GGC Investors as of the date hereof, then the rights of the GGC Investors pursuant to Sections 2.3(a) (except Section 2.3(a)(i) and Section 2.3(a)(ii)) and 2.3(b)(i) shall permanently lapse. If, at any time, the Cerberus Investors no longer beneficially own, in the aggregate, at least twenty-five percent (25%) of the number of Share Equivalents owned by the Initial Cerberus Investors as of the date hereof, then the rights of the Cerberus Investors pursuant to Sections 2.3(a) (except Section 2.3(a)(i) and Section 2.3(a)(ii)) and 2.3(b)(i) shall permanently lapse.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1   General Restrictions on Transfers.

(a) Prior to an Initial Public Offering, no Stockholder may sell, exchange, assign, pledge, hypothecate, gift or otherwise transfer, dispose of or make or permit any indirect transfer the purpose of which is to avoid application of this Article III (all of which acts shall be deemed included in the term “transfer” as used in this Agreement) any legal, economic or beneficial interest in any Share Equivalents (whether held in its own right or by its representative) unless (i) such transfer of Share Equivalents is made on the books of the

Company and is not in violation of and is expressly permitted by the provisions of this Article III and (ii) the transferee of such Share Equivalents (if other than the Company or another Stockholder) agrees to become a party to this Agreement pursuant to Article VI hereof and executes a joinder agreement in the form attached hereto as Annex B. Without the express written consent of the Board, no Stockholder may transfer Shares or Share Equivalents to a Competitor that is not a Permitted Transferee. Notwithstanding the foregoing, the Share Equivalents may be pledged in a bona fide transaction with a commercial bank (or an affiliate of a commercial bank), insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D of the Securities Act) and that extends credit in connection with a loan or financing arrangement secured by the Share Equivalents and such pledge of Share Equivalents shall not be deemed to be a sale, exchange, pledge, hypothecation, gift, transfer or disposition of Share Equivalents hereunder, and no Stockholder effecting a pledge of Share Equivalents shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement; provided, however that such Share Equivalents may not be pledged to a Competitor or to any of the Company’s or its Subsidiaries’ then existing lenders. Subject to compliance by Stockholder and any pledgee with the terms of this Agreement, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Share Equivalents may reasonably request in connection with a pledge of the Share Equivalents to such pledgee by the Stockholder.

(b) Any purported transfer of Share Equivalents other than in accordance with this Agreement by any Stockholder shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Share Equivalents pursuant to any such transfer.

(c) Each Stockholder acknowledges that the Share Equivalents have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Stockholder agrees that it will not transfer any Share Equivalents at any time if such action would constitute a violation of any securities laws of any applicable jurisdiction. Each Stockholder agrees that any Share Equivalents to be held by it shall bear the restrictive legend set forth in Section 5.3.

(d) No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Share Equivalents or enter into any agreements or arrangements of any kind with any Person with respect to any Share Equivalents inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or holders of Share Equivalents who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Share Equivalents, nor shall any Stockholder act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Share Equivalents in any manner that is inconsistent with the provisions of this Agreement.

(e) No Stockholder shall avoid the provisions of this Article III by making one or more transfers to one or more transferees permitted by this Agreement and then disposing of all or any portion of such Stockholder’s interest in such transferee. A Stockholder that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be issued or transferred such that, after the issuance or transfer, it shall cease to be controlled by substantially the same Persons who control it as of the date of it becoming a party to this Agreement.

Section 3.2   Permitted Transfers. A Stockholder may transfer any or all of the Share Equivalents held by it to any of its Permitted Transferees without complying with the provisions of this Article III other than Section 3.1; provided that (i) such Permitted Transferee shall have executed an undertaking addressed to the Company that it will immediately transfer all Share Equivalents and all rights and obligations hereunder to such transferring Stockholder or another Permitted Transferee of such transferring Stockholder at such time that it ceases to be a Permitted Transferee of such transferring Stockholder and (ii) as a condition to such transfer, such Permitted Transferee shall become a party to this Agreement as provided in Section 3.1(a).

Section 3.3   Share Equivalent Restrictions on Transfers by Stockholders. In addition to any restrictions on the transfer of Share Equivalents described in this Article III, the Share Equivalents shall also be subject to any transfer restrictions applicable to such Share Equivalents as provided in the terms and conditions thereof.

Section 3.4   Tag-Along Rights.

(a) Subject to this Section 3.4 and Section 3.6, if one or more of the GAC Investors proposes to transfer Share Equivalents then beneficially owned by such Stockholder to another Person (other than to a Permitted Transferee pursuant to Section 3.2) (a “Tag-Along Sale”), the Stockholders other than the GAC Investors (each, an “Other Stockholder”) may elect, at their option, to exercise their rights under this Section 3.4, provided, that, with respect to any such transfer that is also governed by Section 3.6 hereof, the Company and the Eligible Stockholders shall have first been afforded the opportunity to acquire any Share Equivalents to be sold in a Tag- Along Sale in accordance with the provisions of Section 3.6. In the event of a Tag-Along Sale, the GAC Investors shall give written notice (a “Transfer Notice”) of such proposed transfer to each of the Other Stockholders after the Company and the Eligible Stockholders have declined, or are deemed to have declined, to exercise their right of first offer as provided in Section 3.6 and at least 10 Business Days prior to the consummation of such proposed transfer. Such Transfer Notice shall set forth (i) the number of Share Equivalents proposed to be transferred, (ii) the consideration to be received for such Share Equivalents by such GAC Investor, (iii) the identity of the purchaser (the “Tag-Along Purchaser”), (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer and (vi) that the Other Stockholder shall have the right, upon the terms and subject to the conditions set forth in this Section 3.4, to elect to sell up to its Pro Rata Portion (as defined below) of such Share Equivalents. If any transaction involving the transfer of Share Equivalents is subject to both this Section 3.4 and Section 3.5, only the provisions of Section 3.5 shall apply to such transaction so long as the GAC Investors have given a Drag-Along Notice to the Non-FP Stockholders pursuant to Section 3.5 and such Drag-Along Notice has not been rescinded or otherwise terminated.

(b) Upon delivery of a Transfer Notice, each Other Stockholder may elect to sell up to its Pro Rata Portion of Share Equivalents, at the same price per Share Equivalent (for the avoidance of doubt, in the case of Share Equivalents other than Shares, less amounts payable to the Company with respect to any applicable exercise price) and pursuant to the same terms and conditions as agreed to by the GAC Investors, by sending written notice to each of the GAC Investors within 5 Business Days after the date of the Transfer Notice, indicating its election to sell up to its Pro Rata Portion of Share Equivalents in the same transaction. Each Stockholder shall be required to make only customary representations and warranties as to such Stockholder (i.e. representations and warranties relating to organization, due authorization, conflicts, title and brokers) (“Stockholder Representations”), and shall have no liability for the corresponding Stockholder Representations of any other Stockholder, and no Stockholder shall be required to assume any liability or provide indemnification in connection with such transaction greater than the lesser of (i) its pro rata share of the total liabilities undertaken or indemnification provided by, and on the same terms and conditions as so provided by, the GAC Investors (based on the number of Share Equivalents being transferred by each Stockholder in such transaction), but in no event providing indemnification with respect to inaccuracies in any other Stockholder’s Stockholder Representations and (ii) the amount of consideration actually received by such Stockholder in the Tag-Along Sale. Furthermore, no Other Stockholder or any of its Affiliates shall be obligated to enter into any non- competition or non-solicitation covenants in connection with any such transfer; provided, that if the Tag-Along Purchaser requires such covenants from all selling Stockholders, each Other Stockholder hereby agrees to sell its Pro Rata Portion of Share Equivalents to the GAC Investors for the same consideration offered by the Tag-Along Purchaser, contingent upon the GAC Investors immediately thereafter selling such Share Equivalents to the Tag-Along Purchaser. Following such 5 Business -Day period, each of the GAC Investors and the Other Stockholders that have delivered such written notices, concurrently with the GAC Investors, shall be permitted to sell to the Tag-Along Purchaser on the terms and conditions set forth in the Transfer Notice up to its Pro Rata Portion of Share Equivalents. All costs and expenses incurred by the GAC Investors in connection with such sale shall be borne by the GAC Investors and the Other Stockholders that have delivered such written notice on a pro rata basis in accordance with the number of Share Equivalents being sold by each. For purposes of this Section 3.4, “Pro Rata Portion” shall mean, with respect to Share Equivalents (determined on a class and type basis if more than one type of Share Equivalent is involved) held by any GAC Investors or Other Stockholder that delivered such written notice, a number equal to the product of (i) the total number of Share Equivalents proposed to be sold to the Tag-Along Purchaser as set forth in a Transfer Notice and (ii) a fraction, the numerator of which shall be the number of Share Equivalents beneficially owned by such GAC Investors or Other Stockholder, as applicable, and the denominator of which shall be the number of Share Equivalents beneficially owned by (x) all GAC Investors and (y) all Other Stockholders that delivered such written notices. For the avoidance of doubt, each Share Equivalent that is an option that is not exercised prior to such Tag-Along Sale shall be, if it is to be treated as a Share, be treated as a partial Share by deducting the unpaid exercise price from such option (i.e. the number of deemed Shares calculated on a net basis).

(c) The Tag-Along Purchaser shall have 30 days (which 30-day period shall be extended to up to 90 days to the extent necessary to obtain any required governmental approval or clearance), commencing on the 20th day after delivery of the Transfer Notice (the “Tag-Along Deadline”), in which to consummate such Tag-Along Sale. If at the end of such period the Tag -Along Purchaser has not consummated the Tag-Along Sale, then (a) the GAC Investors shall promptly return to each participating Other Stockholder any documents delivered by such Other Stockholder in anticipation of such Tag-Along Sale and (b) the GAC Investors shall continue to be subject to the provisions of this Section 3.4 with respect to any subsequent Tag-Along Sale. There shall be no liability on the part of any GAC Investor to any participating Other Stockholder if a Tag- Along Sale is not consummated for whatever reason, regardless of whether the GAC Investors have delivered a Transfer Notice. The decision of a GAC Investor to effect or not effect a Tag-Along Sale is in the sole and absolute discretion of such GAC Investors.

(d) This Section 3.4 shall terminate on the consummation of an Initial Public Offering.

Section 3.5   Drag-Along Rights.

(a) FP may give written notice (a “Drag-Along Notice”) to the Non-FP Stockholders that FP has received a bona fide offer (a “Sale Offer”) for, and intends to enter into a transaction, or a series of related transactions involving, the transfer of at least a majority of the outstanding Share Equivalents (which Share Equivalents to be transferred may include Share Equivalents held by the Non-FP Stockholders and/or other holders of Share Equivalents) to a Person or “group” of Persons (other than any GAC Investors or Affiliate of any GAC Investors), whether by merger, tender offer or otherwise (a “Drag-Along Sale”), and, that FP desires to cause the Non-FP Stockholders to participate in such transaction on the same terms and conditions, including price, as applicable to FP; provided, however that each Stockholder shall be required to make only Stockholder Representations, and shall have no liability for the corresponding Stockholder Representations of any other Stockholder, and no Stockholder shall be required to assume any liability or provide indemnification in connection with such transaction greater than the lesser of (i) its pro rata share of the total liabilities undertaken or indemnification provided for in such transaction (based on the number of Share Equivalents being transferred by each Stockholder in such transaction), but in no event providing indemnification with respect to inaccuracies in any other Stockholder’s Stockholder Representations, or (ii) the amount of consideration actually received by such Stockholder in the Drag-Along Sale; provided, further that no Non-FP Stockholder or any of its Affiliates shall be obligated to enter into any non-competition or non-solicitation covenants in connection with any such Drag-Along Sale. Such Drag-Along Notice shall also specify (1) the consideration, if any, to be received by FP and the Non-FP Stockholders and any other material terms and conditions of the proposed transaction (which price and other material terms and conditions shall be the same in all material respects for FP and the Non-FP Stockholders, except to the extent the terms and conditions of any Share Equivalents, including, without limitation, pursuant to the Certificate of Designation, require that proceeds of a Drag-Along Sale be allocated in a different manner, in which case such terms and conditions shall control), it being understood that each Share Equivalent that is not exercised in connection with and prior to such Drag-Along Sale shall be calculated based on the proposed price per Share to be paid by the Drag-Along Purchaser less, in the case of Share Equivalents other than Shares, amounts payable to the Company with respect to any applicable exercise price, (2) the identity of the other Person or Persons party to the transaction, (3) the date of completion of the proposed transaction (which date shall be not less than ten (10) Business Days after the date of the Drag-Along Notice) and (4) documents required to be executed by each Non-FP Stockholder in order to complete such proposed Drag-Along Sale (including such documents as are necessary to effect the sale of Share Equivalents held by the Non-FP Stockholder, the voting of all such Share Equivalents in favor of any such merger, consolidation or sale of assets and the waiver of any related appraisal or dissenters’ rights, which documents shall be in customary form and not inconsistent with the terms of this Section 3.5(a)). Upon receipt of such Drag-Along Notice, each Non-FP Stockholder shall be obligated to execute the documents and take the action or actions referred to in clause (4) above.

(b) If, within 90 days (which 90-day period shall be extended to up to 120 days to the extent necessary to obtain any required governmental approval or clearance) after the date FP delivered the Drag-Along Notice required pursuant to Section 3.5(a), the Drag-Along Sale has not closed, FP shall return to the Non-FP Stockholders any documents executed by such Non-FP Stockholders pursuant to this Section 3.5.

(c)           This Section 3.5 shall terminate on the consummation of an Initial Public Offering.

Section 3.6   Right of First Offer.

(a) If one or more of the Stockholders (hereinafter referred to as the “Selling Stockholders”) proposes to transfer all or any portion of the Share Equivalents (other than in connection with a Drag-Along Sale, the “Transfer Securities”) then beneficially owned by such Stockholder to a Person (other than to a Competitor, or a Permitted Transferee pursuant to Section 3.2), then such Selling Stockholder shall provide the Company and the Eligible Stockholders with a written notice with respect to such transfer (the “Offer Notice”) setting forth: (i) the number of Share Equivalents proposed to be transferred in such transfer and (ii) the material terms and conditions of the proposed transfer including the minimum price (the “Offer Price”) at which such Selling Stockholder proposes to transfer such Share Equivalents (the “Offer”).

(b) The receipt of the Offer Notice by the Company shall constitute an irrevocable offer to sell the Transfer Securities to the Company and the Eligible Stockholders (x) at the Offer Price and on the same terms and conditions as the Offer or (y) if the Offer includes any consideration other than cash, at the option of the Company, at a cash price equal to the Fair Market Value of such non-cash consideration (the “ Transfer Consideration”). Such Offer shall remain open and irrevocable until the expiration of 10 Business Days after receipt of such Offer Notice by the Company (the “Offer Period”). At any time prior to the expiration of the Offer Period, the Company shall have the right to accept the Selling Stockholder’s offer as to any or all of the Transfer Securities by giving a written notice of election (the “Acceptance Notice”) to the Selling Stockholder with a copy to the Eligible Stockholders, which Acceptance Notice shall indicate the form of Transfer Consideration chosen (to the extent that the Offer provides for a choice of Transfer Consideration by the purchaser).

(c) The Offer Notice shall also constitute an irrevocable offer to sell any or all of the Transfer Securities not purchased by the Company pursuant to Section 3.6(b) above to the Eligible Stockholders in accordance with the formula described in the next sentence. Each such Eligible Stockholder shall be entitled to purchase, upon the terms specified in the Offer Notice, a number of shares of Share Equivalents equal to (x) the number of Transfer Securities, less the number of shares of Share Equivalents the Company purchases pursuant to Section 3.6(b) above multiplied by (y) a fraction, the numerator of which is the number of shares of outstanding Share

Equivalents owned by such Eligible Stockholder and the denominator of which is the number of shares of outstanding Share Equivalents owned by all Eligible Stockholders who wish to purchase Transfer Securities. If the Company does not elect to purchase all Transfer Securities prior to the expiration of the Offer Period, then, no later than 5 Business Days after the earlier of (i) the expiration the Offer Period or (ii) the Selling Stockholder’s receipt of an Acceptance Notice in respect of less than all of the Transfer Securities, the Selling Stockholder shall provide written notice (an “ Eligible Stockholders Notice”) to the Eligible Stockholders of the number of Transfer Securities that such Eligible Stockholder may purchase (if any) pursuant to the formula described in the previous sentence. If any Eligible Stockholder wishes to purchase less than all the shares of Share Equivalents such Eligible Stockholder is entitled to purchase in accordance with the second sentence of this paragraph, the Share Equivalents such Eligible Stockholder declines to purchase shall be allocated among the Eligible Stockholders who wish to purchase such additional Share Equivalents according to the same formula, mutatis mutandis. Each Eligible Stockholder who wishes may accept the offer by sending an Acceptance Notice to the Selling Stockholder and the Company with a copy to the other Eligible Stockholders prior to expiration of the 5 Business Days after receipt of an Eligible Stockholders Notice (the “Follow-On Offer Period”), which Acceptance Notice shall indicate the form of Transfer Consideration chosen (to the extent that the Transfer Offer provides for a choice of Transfer Consideration by the purchaser). Such Acceptance Notice shall specify the maximum number of shares of Share Equivalents an Eligible Stockholder is willing to purchase pursuant to this Section 3.6. Upon expiration of the Follow-On Offer Period (or, if the Company has elected to purchase all Transfer Securities, the Offer Period) the Selling Stockholder shall allocate in accordance with this Section 3.6 (such allocation to be made according to, and not in excess of, the maximum number of Share Equivalents identified in each Eligible Stockholder’s Acceptance Notice) any shares to be sold pursuant to this Section 3.6 and promptly notify the Company and each Eligible Stockholder of its determination.

(d) If the Company and/or the Eligible Stockholders, in accordance with Section 3.6(b) or (c), as applicable (an “Accepting Party”), collectively, elect to purchase the entire amount of Transfer Securities, and not less than the entire amount of Transfer Securities, each such Accepting Party shall purchase from the Selling Stockholder, and the Selling Stockholder shall sell to such Accepting Party, such number of Transfer Securities as to which such Accepting Party shall have accepted the Selling Stockholder’s offer pursuant to Section 3.6(b) or (c) above, including, in the case of any Eligible Stockholders, Transfer Securities allocated to such Eligible Stockholders pursuant to Section 3.6(c). In the event the Company and the Eligible Stockholders have not collectively elected to purchase the entire amount of Transfer Securities, the Selling Stockholder may sell all or any remaining amount of the Transfer Securities in accordance with Section 3.6(f).

(e) The Selling Stockholder and each Accepting Party shall select, for consummation of the sale of the Transfer Securities to such Accepting Party, a date not later than 30 days (or longer, if the consummation of the sale is subject to regulatory approvals) after expiration of the Follow-On Offer Period (or, if the Company has elected to purchase all Transfer Securities, the Offer Period). At the consummation of such sale, the Selling Stockholder shall, against delivery by the relevant Accepting Party of the Transfer Consideration for the Share Equivalents being purchased by such Accepting Party, (i) deliver to the Accepting Party certificates evidencing the Share Equivalents being sold duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to such Accepting Party duly executed by the Selling Stockholder free and clear of any and all liens and encumbrances (other than this Agreement), and (ii) assign all its rights under this Agreement with respect to the Share Equivalents being sold pursuant to an instrument of assignment reasonably satisfactory to such Accepting Party.

(f) To the extent the Company and the Eligible Stockholders (i) have not elected to purchase the entire amount of Transfer Securities or (ii) have not tendered the Transfer Consideration for the Transfer Securities in the manner and within the period set forth above in Section 3.6(e), the Selling Stockholder shall be free for a period of 120 days from the end of the Follow-On Offer Period (or, if the Company has elected to purchase all Transfer Securities, the Offer Period) (the “Transfer Period”) to transfer all (but not less than all) of the Transfer Securities at a price equal to or greater than the Offer Price and otherwise on terms which are no more favorable in any respect to such purchaser than the terms and conditions set forth in the Offer Notice (for the avoidance of doubt, it being understood that such purchaser shall be required to comply with Section 3.1 in connection with such transfer). If for any reason the Selling Stockholder does not transfer all of the Transfer Securities on such terms and conditions or if the Selling Stockholder wishes to transfer the Transfer Securities at a purchase price that is less than the Offer Price or on terms which are more favorable in any respect to a prospective purchaser than those set forth in the Offer Notice, the provisions of this Section 3.6 shall again be applicable to all of the Transfer Securities; provided that the Selling Stockholder may not deliver another Offer Notice until 90 days have elapsed since the end of the Transfer Period.

(g) This Section 3.6 shall terminate upon consummation of an Initial Public Offering.

ARTICLE IV

RIGHT OF PARTICIPATION

Section 4.1   Right of Participation.

(a) Offer. Not less than 15 Business Days prior to the consummation of any issuance of Share Equivalents or other equity securities (including debt securities convertible into or exchangeable for equity securities) of the Company (or any equity securities of a Subsidiary of the Company, if such issuance is to a Person other than the Company or its direct or indirect Subsidiaries) after the date of this Agreement (a “Post- Closing Issuance”), a notice (the “Participation Notice”) shall be furnished by the Company to each Eligible Stockholder (each an “Eligible Participant”). The Participation Notice shall include:

  (i) the principal terms and conditions of the proposed Post-Closing Issuance, including (A) the number of Participation Shares to be included in the Post-Closing Issuance, (B) the maximum and minimum price per unit of the Participation Shares, including a description of any non-cash consideration, (C) the proposed manner of disposition, (D) the name and address of the Person or Persons to whom the Participation Shares will be issued (the “ Prospective Subscriber”) and (E) if known, the proposed date of Post-Closing Issuance; and

(ii)  an offer by the Company to issue, at the option of each Eligible Participant, to such Eligible Participant such portion of the Participation Shares to be included in the Post-Closing Issuance as may be requested by such Eligible Participant (not to exceed such Stockholder’s Participation Portion of the total amount of Participation Shares to be included in the Post-Closing Issuance), it being understood that if any Eligible Participant wishes to purchase less than all the Participation Shares such Eligible Participant is entitled to purchase in accordance with this section, the Participation Shares such Eligible Participant declines to purchase shall be allocated among the Participating Stockholders who wish to purchase such additional Participating Shares based on their Participation Portion (as adjusted to exclude from such calculation any Eligible Participant who elected to purchase less than all the Participation Shares originally offered to it), mutatis mutandis, on the same terms and conditions and at the same price per share, with respect to each Participation Share issued.

(b)  Exercise.

(i) General. Each Eligible Participant desiring to accept the offer contained in the Participation Notice shall accept such offer by furnishing a written notice of such acceptance to the Company within 10 Business Days after the date of delivery of the Participation Notice specifying the number of Participation Shares (not to exceed such Stockholder’s Participation Portion of the total number of Participation Shares to be included in the Post-Closing Issuance plus the amount, if any, of Additional Participation Shares that such Eligible Participant would purchase if the reallotment provision of Section 4.1(a)(ii) above becomes applicable) which such Stockholder desires to purchase (each a “Participating Stockholder”). Each Eligible Participant who does not accept such offer in compliance with the above requirements, including the applicable time periods, shall be deemed to have waived all of such Eligible Participant’s rights to participate in such Post-Closing Issuance, and the Company shall thereafter be free, subject to Section 4.1(b)(iii), to issue Participation Shares (which Participation Shares shall have the same rights, privileges and preferences as those offered to the Eligible Stockholders) in such Post-Closing Issuance to the prospective purchaser and any Participating Stockholders, at a price no less than the minimum price set forth in the Participation Notice.

(ii) Irrevocable Acceptance. The acceptance of each Participating Stockholder shall be irrevocable except as hereinafter provided, and each such Participating Stockholder shall be bound and obligated to acquire in the Post-Closing Issuance on the same terms and conditions and at the same price per share with respect to the Participation Shares as such Participating Stockholder shall have specified in such Participating Stockholder’s written commitment.

(iii) Time Limitation. If at the end of the 120th day after the date of the effectiveness of the Participation Notice the Company has not completed the Post-Closing Issuance, each Participating Stockholder shall be released from such holder’s obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished to all

Stockholders, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate a Post-Closing Issuance pursuant to this Section 4.1.

(c) Further Assurances. Each Participating Stockholder, in connection with each issuance of Participation Shares to such Participating Stockholder pursuant to this Section 4.1, shall (i) execute and deliver a subscription agreement in customary form in respect of such issuance and (ii) make such filings and notices with governmental authorities as are necessary to comply with applicable law in connection with such issuance of Participation Shares to such Participating Stockholder.

(d) Expenses. All costs and expenses incurred by the Company in connection with any proposed Post-Closing Issuance of Participation Shares (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company. Any costs and expenses incurred by or on behalf of any holder of Share Equivalents in connection with such proposed Post-Closing Issuance of Participation Shares (whether or not consummated) shall be borne by such holder.

(e) Closing. Subject to Section 4.1(b)(iii), the closing of a Post-Closing Issuance pursuant to this Section 4.1 (the “Participation Closing”) shall take place on (i) the proposed date of the Post-Closing Issuance, if any, set forth in the Participation Notice, (ii) if no proposed closing date was required to be specified in the Participation Notice, at such time as the Company shall specify by notice to each Participating Stockholder and (iii) at such place as the Company shall specify by notice to each Participating Stockholder; provided, however that, if any waiting period pursuant to any antitrust or similar laws shall apply to the acquisition of any Participation Shares by any Participating Stockholder, then (x) the Company and such Participating Stockholder shall consider in good faith opportunities to structure the funding of such acquisition by such Participating Stockholder in a manner that will permit such acquisition to occur at the Participation Closing of such Post-Closing Issuance even if it shall otherwise occur prior to the expiration of such waiting period or any extension thereof (including, to the extent permitted by applicable law, rule or regulation, the issuance of convertible or exchangeable securities that would convert or exchange into such Participation Shares immediately upon such expiration or extension or the use of an escrow account providing for release of such Participation Shares upon such expiration or extension) and (y) in the event the Company and such Participating Stockholder are unable to reach agreement upon a structure that would permit the funding of such acquisition by such Participating Stockholder to occur at the Participation Closing of such Post-Closing Issuance, then, solely with respect to such Participating Stockholder, the Participation Closing shall occur upon the expiration of such waiting period or extension thereof. At any Participation Closing, each Participating Stockholder shall be delivered the certificates or other instruments evidencing the Participation Shares to be issued to such Participating Stockholder, registered in the name of such Participating Stockholder or such holder’s designated nominee, free and clear of all liens, claims, options, pledges, encumbrances and security interests, with any transfer tax stamps affixed, against delivery by such Participating Stockholder of the applicable consideration.

(f) Securities Law Matters. Notwithstanding anything to the contrary set forth herein, a Stockholder shall not be entitled to participate in a Post-Closing Issuance pursuant to this Section 4.1 unless at the time of such Post-Closing Issuance the Company shall be reasonably satisfied that (i) such Stockholder is an “accredited investor” as defined in Regulation D of the Securities Act or the Post-Closing Issuance, after giving effect to the participation of such Stockholder therein, would satisfy the requirements of any other exemption from registration available at such time under the Securities Act with respect to such Post-Closing Issuance, and is qualified as the type of investor required to permit the proposed issuance to occur and (ii) an exemption from registration or qualification under any state securities laws or foreign securities laws applicable to such Post-Closing Issuance due to the participation of such Stockholder therein would be available with respect to such Post-Closing Issuance.

Section 4.2  Excluded Transactions. The provisions of this Article IV shall not apply to Post-Closing Issuances by the Company or any of its Subsidiaries as follows:

(a) any Post-Closing Issuance of Share Equivalents, options, warrants or convertible securities issued to any officer, employee, director or consultant of the Company, in each case issued pursuant to the Corporation’s stock option plans or pursuant to any other Common Stock related employee compensation plan of the Corporation approved by the Board;

(b) any Post-Closing Issuance of Share Equivalents, in each case to the extent approved by the Board, (i) to a selling Person in any bona fide arm’s length business combination or acquisition transaction by the Company or any of its Subsidiaries, (ii) to the partners or venturers in connection with any bona fide arm’s length joint venture or strategic partnership or alliance or (iii) to a lender in connection with the incurrence or guarantee of bona fide arm’s length indebtedness by the Company or any of its Subsidiaries; provided, in the case of each of the foregoing clauses (i), (ii) and (iii), such Share Equivalents are not issued to any GAC Investor or any of their Affiliates; provided, further, that the foregoing proviso shall not be applicable with respect to any transaction described in Section 2.3(a)(i));

(c)  any Post-Closing Issuance of Shares pursuant to an Initial Public Offering;

(d)  any Post-Closing Issuance of Share Equivalents pursuant to any stock split, stock dividend or recapitalization approved by the Board (so long as all holders of the same class or series of Share Equivalents are treated equally with all other holders of such class or series of Share Equivalents); and

(e) any Post-Closing Issuance upon exercise, conversion or exchange the Series A Preferred Stock.

Section 4.3   Debt Issuances. In the event the Company or any Subsidiary issues or proposes to issue to FP or any of its Affiliates, any debt securities of any kind (a “Debt Issuance”), then the Company or such Subsidiary shall provide the GGC Investors and the Cerberus Investors with the right to participate pro rata in such Debt Issuance, and the procedures of this Article IV in respect of a Post-Closing Issuance shall apply, mutatis mutandis.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1   Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.2   Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (i) each Stockholder, FP Designated Director, GGC Designated Director and Cerberus Designated Director, has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (ii) in the event that a Stockholder, FP Designated Director, GGC Designated Director, or Cerberus Designated Director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such Stockholder or any other Person, the Stockholder, FP Designated Director, GGC Designated Director or Cerberus Designated Director shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder, FP Designated Director, GGC Designated Director or Cerberus Designated Director, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company of any of its Subsidiaries.

Section 5.3   Legend on Share Certificates.

(a) The certificates representing the Share Equivalents shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT DATED AS OF JUNE 2, 2010 (AS MAY BE AMENDED FROM TIME TO TIME) AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

In the event that any Securities shall cease to be restricted under the first paragraph of the legend required by this Section 5.3, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the first paragraph of the legend required by this Section 5.3. In the event that any Securities shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the second paragraph of the legend required by this Section 5.3.

(b) All certificates for Securities representing Share Equivalents hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.

Section 5.4   Information.

(a) Except to the extent any of the following contains confidential information regarding the GAC Investors or their Affiliates (other than the Company or any of its Subsidiaries) (in which event the below information shall still be provided, but such confidential information may be redacted therefrom), the Company shall, or shall cause GXS Worldwide, Inc., or another Subsidiary of the Company that is then preparing the consolidated financial statements (such entity, the “Consolidated Financial Reporting Entity”) (provided, that there may not be any entities between the Company and the Consolidated Financial Reporting Entity that conduct business or hold assets other than stock of subsidiaries) to, deliver to each of the GGC Investors and the Cerberus Investors:

(i) as soon as available and in any event within 90 days after the end of each fiscal year of the Company: (A) the consolidated balance sheet of the Consolidated Financial Reporting Entity, together with its Subsidiaries, as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP; (B) a management report setting forth, on a consolidating basis, the financial condition, results of operations and cash flows of the Consolidated Financial Reporting Entity, together with its Subsidiaries, as of the end of and for such fiscal year, compared to the end of and for the previous fiscal year and budgeted amounts; and (C) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and budgeted amounts;

(ii) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year: (A) the consolidated balance sheet of the Consolidated Financial Reporting Entity, together with its Subsidiaries, as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year and notes thereto, all prepared in accordance with GAAP; and (B) a management report setting forth, on a consolidated basis, the financial condition, results of operations and cash flows of the Consolidated Financial Reporting Entity, together with its Subsidiaries, as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, compared to the end of such fiscal quarter and for the comparable periods in the pervious fiscal year and budgeted amounts;

(iii) to the extent prepared, any financial statement of the Consolidated Financial Reporting Entity or any of its Subsidiaries and any management report setting forth the financial condition of any of them;

(iv) copies, when given, of each quarterly compliance information package provided to the Company’s or its Subsidiaries’ secured lenders;

(v) promptly after the receipt thereof by the Consolidated Financial Reporting Entity or any of its Subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants and the responses thereto from the management of the Consolidated Financial Reporting Entity or such Subsidiary, as the case may be; and

(vi) no later than 30 days following the first day of each fiscal year, a budget of the Consolidated Financial Reporting Entity and its Subsidiaries (including budgeted statements of income for each of the business units and sources and uses of cash and balance sheets of the Consolidated Financial Reporting Entity and each of its Subsidiaries) prepared by the Consolidated Financial Reporting Entity with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of the financial officer(s) of the Consolidated Financial Reporting Entity and its Subsidiaries to the effect that the budget of the Consolidated Financial Reporting Entity and its Subsidiaries, as the case may be, is a reasonable estimate for the period covered thereby.

(b) The Company shall provide each of the GGC Investors and the Cerberus Investors with reasonable access to the facilities and properties of the Company, its Subsidiaries and its personnel, representations and books and records from time to time at reasonable intervals during normal business hours upon reasonable notice to the Company; provided, that such access does not unreasonably interfere with the businesses of the Company and its Subsidiaries.

(c) The Company’s obligations under this Section 5.4 to the GGC Investors shall terminate on the date that the GGC Investors no longer own 25% or more of the number of Share Equivalents issued to the Initial GGC Investor at the closing under the Merger Agreement. The Company’s obligations under this Section 5.4 to the Cerberus Investors shall terminate on the date that the Cerberus Investors no longer own 25% or more of the number of Share Equivalents issued to the Initial Cerberus Investor at the closing under the Merger Agreement.

Section 5.5   Registration Rights. The Holders (as defined in Annex A attached hereto) shall have the registration rights as set forth in Annex A hereto. Each of the Holders agrees to be bound by the provisions of Annex A as though such terms were set forth in full herein.

ARTICLE VI

ADDITIONAL PARTIES

Section 6.1   Additional Parties. Subject to the other terms and provisions hereof, additional parties may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a joinder agreement in the form attached hereto as Annex B.

ARTICLE VII

INDEMNIFICATION

Section 7.1   Indemnification of Eligible Stockholders. The Company will, to the fullest extent permitted by law, indemnify, exonerate and hold the Eligible Stockholders and each of their respective partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses and costs of investigations) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration or claim arising directly or indirectly out of, or in any way relating to, (i) such Stockholder’s ownership of Share Equivalents or other securities of the Company or such Stockholder’s control or ability to influence the Company or any of its Subsidiaries (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of this Agreement by such Indemnitee or its Affiliates or the breach of an agreement or other understanding with the Company or any of its Subsidiaries or with an Eligible Stockholder or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation, if any, of such Indemnitee to its direct or indirect equity holders, creditors or Affiliates) or (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its Subsidiaries, in the case of each of clause (i) and (ii), so long as such Indemnified Liabilities did not arise as a result of the willful misconduct of such Indemnitee; provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For the purposes of this Section 7.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company.

ARTICLE VIII

MISCELLANEOUS

Section 8.1   Entire Agreement. This Agreement, including Annex A, which is incorporated herein and made a part hereof, constitutes the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the by-laws of any company, this Agreement shall govern as among the parties hereto.

Section 8.2   Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 8.3   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.

Section 8.4   Submission to Jurisdiction.

(a) Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any Delaware State or federal court sitting in Wilmington, Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(b) Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 8.11 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

Section 8.5   Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 8.6   Consent of the GAC Investors, the GGC Investors and the Cerberus Investors.

(a) If any consent, approval or action of FP is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Share Equivalents held by FP at such time provide such consent, approval or action in writing at such time.

(b) If any consent, approval or action of the GGC Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Share Equivalents held by the GGC Investors at such time or the GGC Designated Director provide(s) such consent, approval or action in writing at such time.

(c) If any consent, approval or action of the Cerberus Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Share Equivalents held by the Cerberus Investors at such time or the Cerberus Designated Director provide(s) such consent, approval or action in writing at such time.

Section 8.7   Amendment and Waiver.

(a) This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and FP; provided that any direct or indirect amendment, modification or waiver of or to Articles II, III, IV, V, VI, VII or VIII, Annex A and any definitions relating thereto, shall also require the written consent of each Stockholder adversely affected thereby (for the avoidance of doubt, it being understood that any such amendment, modification or waiver that permits a transferee of Share Equivalents or a recipient of any newly-issued Shares Equivalents to participate on a pro rata basis based on ownership of outstanding Share Equivalents in transactions pursuant to Section 3.4, Section 3.5 and/or Section 3.6 shall not be deemed adverse to any Stockholder). If requested by FP, the GGC Investors or the Cerberus Investors, the Company agrees to execute and deliver any amendments to this Agreement to the extent so requested by the GAC Investors, the GGC Investors or the Cerberus Investors in connection with the addition of a transferee of Share Equivalents in accordance with this Agreement or a recipient of any newly-issued Shares Equivalents as a party hereto; provided that such amendments are in compliance with the proviso set forth in the immediately foregoing sentence. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Company and each Stockholder.

(b) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

(c) In no event shall the Company or its Affiliates offer to pay any consideration to any GGC Investor or Cerberus Investor to amend or consent to a waiver or modification of the provisions contemplated hereby without offering the same consideration (other than the reimbursement of legal fees) to the other GGC Investors and Cerberus Investors, as applicable.

Section 8.8   Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 8.9   Termination. This Agreement shall terminate only (i) by written consent of each of the parties hereto, (ii) upon the dissolution of liquidation of the Company, (iii) upon the closing of any Qualified Public Offering by the Company (except with respect to Section 5.5, Annex A and Article I, Article VII and Article VIII as they relate to Section 5.5 and Annex A) or (iv) immediately prior to the closing of (A) a merger or consolidation of the Company into or with another corporation in which the stockholders of the Company immediately prior to the consummation of such transaction own less than 50% of the voting securities or less than 50% of the voting power of the surviving corporation (or the parent corporation of the surviving corporation where the surviving corporation is wholly-owned by the parent corporation) immediately following the consummation of such transaction or (B) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company. In addition, a Stockholder party hereto will cease to have any rights hereunder at such time as such Stockholder party no longer owns any Share Equivalents.

Section 8.10   Consent of Stockholders to Management Agreement. Each of the Stockholders hereby acknowledges that the Company has entered into the Management Agreement under which certain Affiliates of the Initial FP Investor may receive fees and reimbursement of expenses not received by the other Stockholders or any of their Affiliates, and each such Stockholder agrees and consents to the Company entering into the Management Agreement and to the payment by the Company, and the receipt by certain Affiliates of the Initial FP Investor (and the sharing thereof with one or more of the GGC Investors and Cerberus Investors as may be provided for therein), of the amounts provided for by the Management Agreement.

Section 8.11   Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing (including facsimile transmission), which shall be addressed, in the case of the Company, to its principal office, and, in the case of any Stockholder, to such Stockholder’s address set forth opposite such Stockholder’s name on Schedule I hereto or to such address or facsimile number as may be designated by such party in writing to the Company. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient and confirmed received, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

Section 8.12   Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 8.13   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

GXS GROUP, INC.

By:	/s/ Richard B. Nash
	Name:	Richard B. Nash
	Title:	Senior Vice President

GLOBAL ACQUISITION LLC By: Francisco Partners GP, LLC Its: Managing Member

By:	/s/ David Golob
	Name:	David Golob
	Title:	Managing Member

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

CCG INVESTMENT FUND, L.P.
CCG ASSOCIATES – QP, LLC
CCG INVESTMENT FUND – AI, LP
CCG AV, LLC – SERIES A
CCG AV, LLC – SERIES C
CCG CI, LLC

By:   Golden Gate Capital Management, LLC
Its:    General Partner or Managing Member

By:	/s/ David Dominik
	Name:	David Dominik
	Title:	Managing Director

CERBERUS INSTITUTIONAL PARTNERS (AMERICAS), L.P.

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Senior Managing Director

CERBERUS INSTITUTIONAL PARTNERS, L.P.

By:	/s/ Seth Plattus
	Name:	Seth Plattus
	Title:	Senior Managing Director

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

SCHEDULE I
ADDRESSES AND CONTACT INFORMATION OF STOCKHOLDERS

SCHEDULE II
PROHIBITED TRANSFEREES

ATT / Sterling Commerce
Crossgate
Descartes
E2Open
Easylink
Hubspan
Kleinschmidt
nuBridges
Pironet
SPS Commerce
General Electric Company
Patriarch Partners
Tennenbaum Capital Partners
Guggenheim Partners
Bain Capital (Sankaty)
Silver Point Capital
GoldenTree Asset Management
Avenue Capital

SCHEDULE III
Initial Board Composition

FP Designated Directors

David Stanton
David Golob
Venkat Mohan
Carl Wilson
John McKenna
Gary Greenfield
CEO GXS

GGC Designated Directors

Prescott Ashe

Cerberus Designated Directors

Kevin Genda

ANNEX A

REGISTRATION RIGHTS

ARTICLE I

The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Annex A, with respect to the Registrable Securities (as defined below) owned by such Holders.

Capitalized terms not otherwise defined herein have the meaning ascribed thereto in the Stockholders Agreement to which this Annex A is attached.

Section 1.1   Certain Definitions. As used in this Annex A:

(a) “Adverse Disclosure” means public disclosure of material non-public information which, in the Board’s good faith judgment, after consultation with independent outside counsel to the Company, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Company so that such report or Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

(b) “FP Initiating Holders” means one or more GAC Investors and/or any assignee to whom they have transferred rights as a GAC Investor pursuant to Section 1.9 below that, collectively, beneficially own at least fifteen (15%) of the aggregate Registrable Securities.

(c) “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

(d) “Holder” (collectively, “Holders”) means (i) the GAC Investors, (ii) the GGC Investors, (iii) the Cerberus Investors, (iv) any other Stockholder that the GAC Investors, GGC Investors or Cerberus Investors have transferred their rights as a GAC Investor, GGC Investor or Cerberus Investor pursuant to Section 1.9 below, and (v) to the extent they have executed a joinder agreement in the form of Annex B to the Stockholders Agreement, Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and Tennenbaum Opportunities Partners V, LP or any other Stockholder that such Stockholders have transferred their rights as a Holder pursuant to Section 1.9 below, in each case to the extent holding Registrable Securities.

(e) “Material Transaction” means any material transaction in which the Company or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the Board reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company’s or such Subsidiary’s ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

(f) “register”, “registered” and “registration” refer to a registration effected by filing with the SEC a registration statement (the “Registration Statement”) in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

(g) “Registrable Securities” means (i) Shares held by Holders or issuable to Holders upon exercise conversion or exchange of Share Equivalents and (ii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities; provided, however, that Shares or other securities shall cease to be treated as Registrable Securities if (a) a registration statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (b) such Shares may be sold without restrictions under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (c) such security ceases to be outstanding or (d) such Shares are otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for such Shares not bearing the legend required pursuant to Section 5.3 of the Agreement and such Shares may be resold without limitation or subsequent registration under the Securities Act.

(h) “Registration Expenses” means any and all expenses incident to performance of or compliance with any registration of securities pursuant to this Annex A, including (i) the fees, disbursements and expenses of the Company’s counsel and accountants, including for special audits and comfort letters; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any underwriting agreements and blue sky or legal investment memoranda and any other documents in connection with the offering, sale or delivery of the securities to be disposed of; (iv) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for the underwriters and the Holders in connection with such qualification and in connection with any blue sky and legal investment surveys; (v) the filing fees incident to securing any required review by FINRA of the terms of the sale of the securities to be disposed of; (vi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (vii) all security engraving and security printing expenses; (viii) all fees and expenses payable in connection with the listing of the securities on any securities exchange or automated interdealer quotation system or the rating of such securities; (ix) all expenses with respect to road shows that the Company is obligated to pay pursuant to Section 1.6(r); (x) the reasonable fees and expenses of one counsel for the Holders participating in the registration incurred in connection with any such registration chosen by the majority of the Holders (in terms of the number of Share Equivalents) participating therein; and (xi) any other fees and disbursements of underwriters customarily paid by the Holders, but excluding underwriting discounts and commissions and transfer taxes, if any (which underwriting discounts and commissions and transfer taxes shall be borne by the participating Holders and, if selling securities in such offering, the Company, pro rata in accordance with the total amount of securities sold in such offering).

(i)“Rule 144” means Rule 144 under the Securities Act.

Section 1.2   Demand Registration.

(a) Holders’ Demand for Registration. Subject to Section 1.2(d), if the Company shall receive from the FP Initiating Holders a written demand that the Company effect any registration (a “Demand Registration”) of Registrable Securities held by such FP Initiating Holders having a reasonably anticipated net aggregate offering price (after deduction of underwriting commissions and offering expenses) of at least $10,000,000, the Company will:

(i) promptly (but in any event no later than 10 days prior to the date such registration becomes effective under the Securities Act) give written notice of the proposed registration to all other Holders; and

(ii) use its reasonable best efforts to effect such registration as soon as practicable as will permit or facilitate the sale and distribution of all or such portion of such FP Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such demand as are specified in a written demand received by the Company within 5 days after such written notice is given.

(b) Underwriting. If the FP Initiating Holders intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwritten offering, they shall so advise the Company as part of their demand made pursuant to this Section 1.2; and the Company shall include such information in the written notice referred to in Section 1.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company shall, together with all holders of Registrable Securities of the Company proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the FP Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

(c) Effective Registration. The Company shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than 269 days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.

(d) Restrictions on Registration. Notwithstanding the rights and obligations set forth in Section 1.2(a):

(i) in no event shall the Company be obligated to take any action to effect any Demand Registration at the request of the FP Initiating Holders after the Company has effected five (5) Demand Registrations (which, for the avoidance of doubt, shall not include any registrations pursuant to Sections 1.3(d) or 1.4);

(ii) the Company may delay the filing or effectiveness of any registration statement for a period of up to 60 days after the date of a request for registration pursuant to Section 1.2(a) or Section 1.4 if at the time of such request: (X) the Company is engaged, or has fixed plans to engage within thirty (30) days of the time of such request, in a firm commitment underwritten public offering in which the holders of Registrable Shares have been or will be permitted to include all the Registrable Shares so requested to be registered pursuant to Section 1.3 or (Y) the Board reasonably determines that such registration and offering would interfere with any Material Transaction involving the Company or require Adverse Disclosure; or (Z) within the last forty-five (45) days the Company has completed a firm commitment underwritten public offering in which the holders of Registrable Shares were permitted to include all the Registrable Shares requested to be registered pursuant to Section 1.3; provided, however, that the Company shall only be entitled to delay the filing or effectiveness of registration statements for an aggregate period of up to 90 days during any 12-month period; and

(iii) in no event shall the Company be obligated to take any action to effect any Demand Registration until six months following the consummation of the Initial Public Offering.

(e) Right to Terminate Registration. The FP Initiating Holders shall have the right to terminate or withdraw any registration initiated by them under this Section 1.2 prior to the effectiveness of such registration whether or not any other Holder has elected to include securities in such registration.

Section 1.3   Piggyback Registration.

(a) Company Registration. Subject to Section 1.3(d), if at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or for the account of security holders (other than (1) in a registration relating solely to employee benefit plans, (2) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act) or relating to securities underlying convertible debt or exchangeable debt, (3) a registration pursuant to which the Company is offering to exchange its own securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for Shares and that are initially issued pursuant to Rule 144A and/or Regulation S of the Securities Act may resell such notes and sell the Shares into which such notes may be converted or (6) a registration pursuant to Section 1.2 or 1.4 hereof), the Company will:

(i) promptly (but in no event less than 10 days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 5 days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 1.3(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, subject to the terms of this Section 1.3. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated first, to the Company and second , to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. For the avoidance of doubt, nothing in this Section 1.3(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(d) Limitations. This Section 1.3 shall not apply to any Registration Statement under the Securities Act with respect to any Initial Public Offering unless one or more of the FP Initiating Holders is selling Registrable Securities in such offering.

Section 1.4   Registrations on Form S-3. Anything contained in Section 1.2 to the contrary notwithstanding, at such time as the Company shall have qualified for the use of Form S- 3 promulgated under the Securities Act or any successor form thereto, the FP Initiating Holders or the Holders of a majority of the Registrable Securities excluding the GAC Investors shall have the right to request an unlimited number of registrations of their Registrable Securities on Form S- 3 (which may, at such requesting stockholder’s request, be shelf registrations pursuant to Rule 415 promulgated under the Securities Act) or its successor form, which request or requests shall (i) specify the number of Registrable Shares intended to be sold or disposed of and the holders thereof, (ii) state whether the intended method of disposition of such Registrable Shares is an underwritten offering or a shelf registration and (iii) relate to Registrable Shares having an aggregate offering price (before underwriting discounts and commissions) of at least $10,000,000. A requested registration on Form S-3 (or its successor form) in compliance with this Section 1.4 shall not count as a registration statement initiated pursuant to Section 1.2.

Section 1.5   Expenses of Registration. Except as provided herein, all Registration Expenses incurred in connection with all registrations effected pursuant to Sections 1.2, 1.3 and 1.4 shall be borne by the Company. Except as provided herein, each Holder and the Company shall be responsible for its own fees and expenses of counsel and financial advisors and their internal administrative and similar costs, as well as their respective pro rata shares of underwriters’ commissions and discounts, which shall not constitute Registration Expenses.

Section 1.6   Obligations of the Company. Whenever required under this Annex A to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of 180 days (or 270 days in the case of a registration statement on Form S-3) or, if such registration statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by any underwriter or dealer or such shorter period as will terminate when all the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and any prospectus (including any Free Writing Prospectus) used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended methods of disposition by sellers thereof set forth in such registration statement; provided, that before the filing of any registration statement or prospectus (including any Free Writing Prospectus) or any amendment or supplement thereto, the Company shall provide counsel to the Holders a reasonable opportunity to review and comment on such materials;

(c) permit any Holder which Holder, in the reasonable judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included;

(d) furnish to the Holders, without change, such numbers of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), and each Free Writing Prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information;

(g) take all reasonable actions to ensure that any prospectus or Free Writing Prospectus utilized in connection with any registration hereunder (i) complies in all material respects with the Securities Act, (ii) is filed in accordance with the Securities Act to the extent required thereby and is retained in accordance with the Securities Act to the extent required thereby, (iii) when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iv) in the case of such prospectus or Free Writing Prospectus, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h) notify each seller of such Registrable Securities, at any time when a registration statement, related prospectus or Free Writing Prospectus or any document incorporated or relating thereto is required to be delivered under the Securities Act (to the extent prepared by or on behalf of the Company), upon discovery that, or upon the discovery of the happening of any event as a result of which the registration statement, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus or Free Writing Prospectus, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, at the request of any such seller, the Company will, as soon as reasonably practicable, file and furnish to all sellers supplement to, or amendment of, such registration statement, related prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(i) use all reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such Registration Statement for offering or sale in any jurisdiction and notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of the issuance by the SEC of any such stop order or order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such Registration Statement for sale in any jurisdiction or of the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the securities included in such Registration Statement for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(j) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(k) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Sections 1.2(b) and 1.3(c), as applicable; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(l) obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion or opinions from counsel for the Company, dated the effective date of the Registration Statement and, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(m) obtain one or more “cold comfort” letters, dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering, dated such other dates as the underwriters may reasonably request), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the holders of a majority of the Registrable Securities being sold reasonably request;

(n) use its reasonable best efforts to list the Registrable Securities that are Shares covered by such Registration Statement with any securities exchange on which the Shares are then listed;

(o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(p) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(q) in the case of an underwritten offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(r) in connection with any sale pursuant to a Registration Statement, cooperate with the holders of Registrable Securities to be included in such registration and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under such Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request; and

(s) use all reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental entities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities, and cooperate and assist with any filings to be made with FINRA.

If any such Registration Statement refers to any Holder by name or otherwise as the holder of any securities of the Company and if in such Holder’s sole and exclusive judgment, such Holder is or might be deemed to be an underwriter or a controlling person of the Company, such Holder shall have the right to (i) require the insertion therein of language, in form and substance satisfactory to such Holder and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, require the deletion of the reference to such Holder; provided, that with respect to this clause (ii), if requested by the Company, such Holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.

Section 1.7   Indemnification.

(a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, employees, partners and agents, and each Person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Annex A, and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company or any of its Subsidiaries of any federal, state or common law rule or regulation applicable to the Company or its Subsidiaries in connection with any such registration, qualification or compliance, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action (including reasonable attorneys’ fees and expenses and costs of investigations); provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein.

(b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Annex A, does hereby undertake to indemnify and hold harmless the Company, each of its directors, employees, agents and officers, and each Person controlling the Company, each underwriter, if any, and each Person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, partners, directors and agents and each Person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, employee, agent, partner and controlling Person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein; provided, however, that the liability of each Holder hereunder shall be individual, and not joint and several, for each Holder hereunder and shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Subsection 1.7(b).

(c) Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Annex A, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.

(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement less all underwriting fees and discounts and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Any indemnification payments required by this Section 1.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices relating thereto are received or liabilities are incurred, subject to refund if the party receiving such payments is subsequently found not to have been entitled thereto hereunder.

(f) The indemnities provided in this Section 1.7 shall survive the transfer of any Registrable Securities by such Holder.

Section 1.8   Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Annex A.

Section 1.9   Transfer of Registration Rights. The rights, contained in Sections 1.2, 1.3 and 1.4 hereof, to cause the Company to register the Registrable Securities, may be assigned or otherwise conveyed by the Holders pursuant to a transfer to a Permitted Transferee pursuant to Article III of the Agreement and by the FP Initiating Holders and any other Holder pursuant to a transfer permitted by Article III of the Agreement (provided, that with respect to any other Holder the transferee following such transfer holds at least 3% of the Share Equivalents outstanding at the time of such transfer), each of which transferees shall become a “Holder” for purposes of this Annex A.

Section 1.10   Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Annex A.

Section 1.11   Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the GAC Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to (i) require the Company to effect a registration or (ii) include any securities in any registration filed under Sections 1.2, 1.3 or 1.4 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities that are included in such registration.

Section 1.12   Rule 144 Reporting. Following an Initial Public Offering, the Company shall use its reasonable best efforts to ensure that the conditions to the availability of Rule 144 under the Securities Act set forth in paragraph (c) of Rule 144 shall be satisfied. The Company agrees to use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after it has become subject to such reporting requirements. Upon the request of any Holder for so long as such information is a necessary element of such Person’s ability to avail itself of Rule 144, the Company will deliver to such Person (i) a written statement as to whether it has complied with such requirements and (ii) a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing such Person to sell any such securities without registration.

Section 1.13   “Market Stand Off” Agreement. Each Holder hereby agrees that during (i) such period following the effective date (which period shall in no event exceed one hundred and eighty (180) days) of a Registration Statement of the Company filed in connection with an Initial Public Offering as the GAC Investors may agree to with the underwriter or underwriters of such offering and (ii) such period (which period shall in no event exceed ninety (90) days) following the effective date of a registration statement of the Company filed under the Securities Act subsequent to an Initial Public Offering as the Initiating Holders (or the Company if there is no FP Initiating Holder and the GAC Investors agree with the Company that this Section 1.13 will apply under such circumstances) may agree to with the underwriter or underwriters of such offering and/or the Company (if applicable), it shall comply with, and shall be released on an equal basis from, such reasonable and customary lock-up restrictions as are also applicable to the GAC Investors and to the executive officers and directors of the Company. Each Holder agrees that it shall deliver to the underwriter or underwriters of any offering to which clause (i) or (ii) is applicable to such Holder a customary agreement reflecting its agreement set forth in this Section 1.13.

Annex B

Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement pursuant to the Stockholders Agreement dated as of June __, 2010 (as the same may hereafter be amended, the “Stockholders Agreement”), among GXS Group, Inc., a Delaware corporation (the “Company”) and the Stockholders named therein.

By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, to comply with the provisions of, and to be entitled to the benefits of the Stockholders Agreement in the same manner as if the undersigned were an original signatory to such agreement.

The undersigned agrees that the undersigned shall be a Stockholder [and a GAC Investor] [and a GGC Investor] [and a Cerberus Investor]1, as such [term is] [terms are] defined in the Stockholders Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ date of ____, ____.

Signature of Stockholder

Print Name of Stockholder

1 To be included as applicable.

B-1